Exhibit 1.6

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

April 7, 2011

NOTICE OF EXTENSION AND

CHANGE IN INFORMATION

by

Equinox Minerals Limited

to its

OFFER TO PURCHASE

all of the outstanding Common Shares of

Lundin Mining Corporation

for consideration per Common Share of, at the election of each holder,

$8.10 in cash or

1.2903 Equinox common shares and $0.01 in cash,

subject, in each case, to pro-ration as set out in the Offer to Purchase

Equinox Minerals Limited (the “Offeror” or “Equinox”) hereby gives notice that it is extending the period for acceptance of its offer (the “Offer”) to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (the “Common Shares”) of Lundin Mining Corporation (“Lundin”), which includes Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options issued under Lundin’s Incentive Stock Option Plan (“Options”) or stock appreciation rights (“SARs”), for consideration per Common Share of, at the election of each holder, $8.10 in cash (the “Cash Alternative”) or 1.2903 Equinox common shares (“Offeror Shares”) and $0.01 in cash (the “Share Alternative”), subject, in each case, to pro-ration as set out in the offer to purchase (the “Offer to Purchase”) and related take-over bid circular (the “Circular” and, together with the Offer to Purchase, the “Offer to Purchase and Circular”) dated March 7, 2011 in respect of the Offer, in each case as amended and supplemented by the Notice of Change in Information dated March 15, 2011, from 6:00 p.m. (Toronto time) on April 14, 2011 to 6:00 p.m. (Toronto time) on April 29, 2011.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 6:00 P.M. (TORONTO TIME) ON APRIL 29, 2011 (THE “EXPIRY TIME”), UNLESS THE OFFER IS FURTHER EXTENDED OR WITHDRAWN.

This Notice of Extension and Change in Information amends and supplements the information contained in the Offer to Purchase and Circular as set forth below. The terms and conditions of the Offer remain unchanged. Defined terms used but not defined in this Notice of Extension and Change in Information have the meanings given to them in the Offer to Purchase and Circular.

The Depositary and Information Agent for the Offer is:	The Dealer Manager for the Offer is:

Kingsdale Shareholder Services Inc.	TD Securities Inc.

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Shareholders who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on YELLOW paper) that accompanied the Offer to Purchase and Circular and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the “Depositary and Information Agent”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (i) accept the Offer by following the procedures for book-entry transfer of Common Shares set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) follow the procedure for guaranteed delivery set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on PINK paper) that accompanied the Offer to Purchase and Circular, or a manually executed facsimile thereof.

Questions and requests for assistance may be directed to the Depositary and Information Agent or the Dealer Manager, whose contact details are provided on the back cover of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary and Information Agent and are accessible on the Canadian Securities Administrators’ SEDAR website at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, such website is incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Extension and Change in Information or the Offer to Purchase and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary and Information Agent or the Dealer Manager.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian company that does not have securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the U.S. Exchange Act, or Regulation 14D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and tender offer rules. Shareholders resident in the United States should be aware that such requirements are different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder. Financial statements included and incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles or International Financial Reporting Standards and thus may not be comparable to financial statements of United States companies.

The Offeror Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Rule 802 thereunder. No Offeror Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror

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is satisfied that such Offeror Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the securities laws of the relevant U.S. state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements. The Offeror Shares issued in reliance on Rule 802 will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that the Common Shares traded in exchange therefor by Shareholders are, on the date upon which the Offeror takes up such Common Shares under the Offer, restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and applicable state securities laws.

Shareholders in the United States should be aware that the disposition of Common Shares by them as described in the Offer to Purchase and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described in the Offer to Purchase and Circular and such holders are urged to consult their tax advisors. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”.

Shareholders in the United States should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Common Shares during the period of the Offer otherwise than through the Offer, such as in open market or privately negotiated purchases, as permitted by applicable laws in Canada.

It may be difficult for Shareholders in the United States to enforce their rights and any claim they may have arising under United States federal securities laws since the Offeror and Lundin are incorporated under the laws of Canada, the majority of the officers and directors of each of the Offeror and Lundin reside outside the United States, some of the experts named herein may reside outside the United States, and all or a substantial portion of the assets of the Offeror and Lundin and the other above-mentioned persons are located outside the United States. Shareholders in the United States may not be able to sue the Offeror, Lundin or their respective officers or directors in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.

Cautionary Note Regarding Reserve and Resource Disclosure

Information contained herein and in the Offer to Purchase and Circular, including the documents incorporated by reference therein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, the Offer to Purchase and Circular, including the documents incorporated by reference therein, use the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Shareholders in the United States are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves. Further, inferred mineral resources have a great amount of uncertainty to

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their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of inferred mineral resources will ever be upgraded to a higher category. Therefore, Shareholders in the United States are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations, however, the SEC normally only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in the Offer to Purchase and Circular or in the documents incorporated by reference therein, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserve and mineral resource estimates contained in or incorporated by reference in the Offer to Purchase and Circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, and mineral reserve and mineral resource information contained in the Offer to Purchase and Circular and incorporated by reference therein may not be comparable to similar information disclosed by United States companies.

NOTICE TO HOLDERS OF OPTIONS, SARS AND SDRS

The Offer is being made only for Common Shares and is not made for any Options, SARs or SDRs. Any holder of Options, SARs or SDRs who wishes to accept the Offer must, to the extent permitted by the terms of such Options, SARs or SDRs and applicable laws, exercise or convert such Options, SARs or SDRs in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Options, SARs or SDRs will have certificates representing the Common Shares received on such exercise or conversion available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an option to acquire Common Shares will become an option or right to acquire a number of Offeror Shares, and/or in some cases receive a cash payment, as determined in accordance with the terms of the Option.

The tax consequences to holders of Options, SARs or SDRs of exercising or converting their Options, SARs or SDRs are not described in either Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”. Holders of Options, SARs or SDRs should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision whether to exercise or convert their Options, SARs or SDRs.

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CURRENCY

All dollar references herein and in the Offer to Purchase and Circular are in Canadian dollars, except where otherwise indicated. On April 6, 2011, the Bank of Canada noon rate of exchange for U.S. dollars was $1.00 = US$1.0430.

FORWARD-LOOKING STATEMENTS

Certain statements contained in Section 7 of the Circular, “Rationale and Benefits of the Offer”, Section 8 of the Circular, “Purpose of the Offer and Plans for Lundin”, Section 10 of the Circular, “Source of Funds” and Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”, in addition to certain statements contained elsewhere in this document, the Offer to Purchase and Circular or incorporated by reference therein, contain “forward-looking information” which may include, but is not limited to, statements with respect to the future financial or operating performances of Equinox, its subsidiaries and their respective projects, the timing and amount of estimated future production, estimated costs of future production, capital, operating and exploration expenditures, costs and timing of the potential expansion of the Lumwana copper mine in Zambia (“Lumwana”) and development of the Jabal Sayid cooper-gold project in the Kingdom of Saudi Arabia, the future price of copper and uranium, the estimation of mineral reserves and mineral resources (including conceptual estimates), the realization of mineral reserve estimates, the costs of Equinox’s hedging policy, costs and timing of future exploration, requirements for additional capital, government regulation of exploration, development and mining operations, environmental risks, reclamation and rehabilitation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “is expected”, “is expecting”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will” be taken, occur or be achieved. The purpose of forward-looking information is to provide the reader with information about management’s expectations and plans.

Forward-looking statements are necessarily based on a number of factors, estimates and assumptions that, while considered reasonable by Equinox, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Readers are cautioned that forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Equinox and/or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors and risks include, among others, those factors and risks discussed in the section entitled “Forward-Looking Information” in the Offer to Purchase and Circular, in the section entitled “Risk Factors” in Equinox’s annual information form, dated March 14, 2011, and in Equinox’s most recently filed Management’s Discussion and Analysis.

Except as required by law, Equinox disclaims any obligation to update any forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information.

v

NOTICE OF EXTENSION AND CHANGE IN INFORMATION

April 7, 2011

TO: THE HOLDERS OF COMMON SHARES OF LUNDIN MINING CORPORATION

This Notice of Extension and Change in Information amends and supplements the offer to purchase and related take-over bid circular dated March 7, 2011, each as amended and supplemented by the Notice of Change in Information dated March 15, 2011 (the “Prior Notice”), pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares of Lundin, which includes Common Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise of Options or SARs, for consideration per Common Share of, at the election of each holder, $8.10 in cash or 1.2903 Offeror Shares and $0.01 in cash, subject, in each case, to pro-ration as set out in the Offer to Purchase and Circular.

Except as otherwise set forth in this Notice of Extension and Change in Information, the terms and conditions previously set forth in the Offer to Purchase and Circular, Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. This Notice of Extension and Change in Information should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

All references to the “Offer to Purchase”, the “Circular” or the “Offer to Purchase and Circular” in the Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Prior Notice and this Notice of Extension and Change in Information mean the Offer to Purchase, the Circular or the Offer to Purchase and Circular as amended and supplemented hereby and by the Prior Notice.

1.	Extension of the Offer

By notice to the Depositary and Information Agent given on April 7, 2011 and as set forth in this Notice of Extension and Change in Information, the Offeror has extended the expiry of the Offer from 6:00 p.m. (Toronto time) on April 14, 2011 to 6:00 p.m. (Toronto time) on April 29, 2011, unless the Offer is further extended or withdrawn. Accordingly, the definition of “Expiry Time” in the “Glossary” section of the Offer to Purchase and Circular (found at page 9 of the Offer to Purchase and Circular) is deleted and replaced by the following:

“‘Expiry Time’ means 6:00 p.m. (Toronto time) on April 29, 2011, or such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, ‘Extension, Variation or Change in the Offer’;”

In addition, all references to “6:00 p.m. (Toronto time) on April 14, 2011” in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to refer to “6:00 p.m. (Toronto time) on April 29, 2011”.

2.	Recent Developments

Since the date of the Prior Notice there have occurred certain developments relating to Equinox and the Offer which are summarized below.

Lundin Directors’ Circular and Equinox Response

On March 21, 2011, the Board of Directors of Lundin issued their circular (the “Lundin Directors’ Circular”) recommending that Shareholders reject the Offer. On March 22, 2011, Equinox issued a press release responding to various assertions made in the Lundin Directors’ Circular.

Termination of Lundin-Inmet Arrangement and Lundin Shareholder Rights Plan

On March 29, 2011, Lundin and Inmet jointly announced that they had terminated the arrangement agreement dated January 12, 2011 between them. The terms of their termination include a payment by Lundin of a $120 million termination fee to Inmet in the event that the Offer by Equinox is successful within six months of February 28, 2011. Lundin also announced on March 29, 2011 the adoption of a shareholder rights plan for the stated purpose of enabling “a full consideration of strategic alternatives”.

Announcement of Unsolicited Take-over Bid Offer for Equinox

On April 3, 2011, Minmetals Resources Limited (“Minmetals”) announced that it intended to make an unsolicited take-over bid offer to purchase all of the outstanding common shares of Equinox at a price of $7.00 per share (the “Minmetals Announcement”). On April 4, 2011, Equinox issued a press release stating that the board of directors of Equinox would be meeting to consider Minmetals’ unsolicited proposal, and would comment further following careful consideration of the terms and implied value for Equinox. As of the date of this Notice of Extension and Change in Information, Equinox has not received a formal written offer from Minmetals.

Postponement of Equinox Special Meeting

On April 4, 2011, Equinox announced that it had postponed its special meeting of shareholders called to consider a resolution to authorize the issuance of Offeror Shares in connection with the Offer so as to allow time for shareholders to receive and review the recommendation of the board of directors of Equinox in relation to the unsolicited take-over bid proposal announced by Minmetals. The meeting, originally scheduled to be held on Monday, April 11, 2011, has been rescheduled for Tuesday, April 26, 2011 at 10:00 a.m. (Toronto time).

3.	Revised Pro Forma Financial Statements

Attached as Schedule A to this Notice of Extension and Change in Information are revised unaudited pro forma consolidated financial statements giving effect to the successful completion of the Offer, consisting of an unaudited consolidated balance sheet as at December 31, 2010 and an unaudited pro forma consolidated statement of operations for the twelve months ended December 31, 2010. These revised unaudited pro forma consolidated financial statements replace entirely the unaudited pro forma consolidated financial statements included in Schedule A to the Prior Notice.

4.	Supplemental Disclosure

Acquisition Debt

Equinox believes that the available capital resources and cash flow of a combined Lundin-Equinox entity will be capable of comfortably servicing the anticipated debt service charges associated with the Offer and, to the extent that it is desirable to do so, repaying principal on a timely basis in the period following closing.

Equinox has entered into the Commitment Letter to provide new committed credit facilities in the amount of US$3,200 million in order to finance the cash payable under the Offer, refinance existing indebtedness and pay the anticipated transaction costs in connection with the Offer. As described in the Offeror’s revised unaudited pro forma financial statements included with this Notice of Extension and Change in Information, the combined Equinox-Lundin would be expected to have approximately US$10.1 billion in total assets and approximately US$5.3 billion in total liabilities (as at December 31, 2010 on a pro forma basis). At the same time, the combined entity would be expected to have approximately US$520 million in cash and cash equivalents available to it, and substantial anticipated positive cash flow going forward – on a pro forma basis for the 12 months ended December 31, 2010 (which period did not yet reflect the a full year of fully-ramped up operations at Lumwana), the combined entity generated approximately US$1 billion of adjusted EBITDA. Using the market value of equity based on the closing price of the Offeror Shares on the TSX on April 1, 2011 (the last trading day prior to the Minmetals Announcement), the combined company would have an enterprise value of approximately US$10 billion.

The revised unaudited pro forma statement of operations for the twelve months ended December 31, 2010 attached hereto as part of Schedule A includes an aggregate assumed interest expense for the twelve months ended December 31, 2010 of the Bridge Facility of US$328 million. Equinox is, however, expecting to refinance the Bridge Facility using a combination of medium and long term debt instruments, which are likely to include a term loan and revolving facility from commercial banks, convertible bonds and high yield bonds. Assuming favourable market conditions, it is likely that it will seek to complete such refinancing as soon as practicable following a drawdown under the Bridge Facility and a take up of Common Shares under the Offer. It is not possible to forecast the actual specific commercial terms of the various debt instruments likely to be included in a refinancing of the Bridge Facility, though based on current market conditions, Equinox expects the various instruments involved in the anticipated refinancing to result in an aggregate longer-term annual interest cost that is meaningfully lower than that provided under the Bridge Facility and indicated in the accompanying unaudited pro forma financial statements.

Equinox believes that, in light of the foregoing, the combined entity will be able to comfortably service the anticipated levels of acquisition debt following completion of the Offer, based both on existing consensus analyst copper price forecasts, and on downside copper price scenarios, and whether or not the Bridge Facility is refinanced in the short term on favourable terms. Based on current analyst consensus copper prices for the next four years, Equinox would expect to return to a net cash position (i.e., aggregate cash resources on the balance sheet exceeding any remaining debt) within that period, after incurring planned capital expenditures for expansions within the combined company and including any incremental debt service costs.

In addition, Equinox has stress-tested its repayment capabilities in respect of the anticipated acquisition debt over the next four years, utilizing the following “downside” assumptions: (i) US$3.50 per pound of copper in 2011, US$3.00 per pound of copper in 2012, US$2.25 per pound of copper in 2013 and US$1.75 per pound of copper in 2014; (ii) negative cash flows from the Tenke Fungurume project (while funding necessary capital expenditures for project expansions); (iii) the production rate at the Lumwana mine remaining at 25 Mtpa and no expansion is undertaken to increase production at the facility within that time period; (iv) that operating expenditures and sustaining capital are reduced to levels commensurate with a slowing economy and reduced demand, as was done during the period of the 2008 financial crisis; and (v) that no refinancing of the Bridge Facility is effected prior to 2014, and that as a result the Bridge Facility remains outstanding without the benefit of the more favourable interest costs likely to be generated by a successful refinancing prior to that time. Under such a “downside” scenario, Equinox would be able to continue to comfortably service outstanding indebtedness while continuing to fund anticipated capital expenditures over the period between the completion of the Offer and the end of 2014.

Under Canadian generally accepted accounting principles, Equinox is required to treat the entirety of the Bridge Facility as a current liability based on the contractual terms of the Bridge Facility. These terms contemplate, amongst other things, a refinancing of amounts drawn under the Bridge Facility. As a result, the unaudited pro forma balance sheet as at December 31, 2010 indicates that the current liabilities of the combined entities would exceed their current assets, giving rise to a technical working capital deficiency. Equinox expects to refinance the full amount drawn under the Bridge Facility with long term facilities that would be classified as non-current liabilities for accounting purposes, thereby rectifying the working capital deficiency. No repayments of principal are required to be made during the six-year term of the Bridge Facility other than in connection with certain defined events generating proceeds out of the ordinary course of business, such as asset sales and debt or equity financings. For these reasons Equinox believes the pro forma working capital deficiency is not meaningful from a shareholder’s perspective and does not reflect the actual liquidity position of Equinox.

Reconciliation of pro forma adjusted EBITDA to pro forma net income

in $000’s (USD)	As per revised pro forma financial statements
Net income before tax	105,249
Interest and financing expense	453,747
Amortization/depletion	315,035
Depreciation on non mining assets	5,529

EBITDA	879,560

Notes:

The EBITDA figures above are after the following adjustments of a once off or non recurring nature:

Equinox’s transaction costs	41,512
Break fee	124,536
Citadel transaction costs	6,029

172,077

Adjusted EBITDA	1,051,637

5.	Correction of Life of Mine Disclosure

Equinox wishes to clarify and retract certain publicly disclosed technical information previously disseminated. On February 2, 2011, Equinox issued a press release providing an update on the expansion strategy for the Lumwana copper mine in Zambia, which included a conceptual estimate of copper ore for the Chimiwungo deposit based on recent drilling results at Chimiwungo. The press release included a statement regarding an estimated mine life of the Lumwana project being in the range of 27 to 37 years at a 45 million tonne per annum processing rate using the conceptual estimate assumption. While National Instrument 43-101 – Standards of Disclosure for Mineral Projects permits the disclosure of a conceptual estimate of this nature, it does not allow it to be used for purposes of an economic analysis such as life of mine estimates. Similar disclosure was included in the Circular, as well as certain of Equinox’s other public disclosure documents and materials related to the Offer. Equinox wishes to withdraw the life of mine statement and advises readers not to rely on it.

6.	Amendment to Section 10 of the Circular, “Source of Funds”

Section 10 of the Circular, “Source of Funds”, is amended by adding the following:

“The Offeror is not required to make any amortization payments of principal under the terms of the Bridge Facility. Prior to the earlier of the first anniversary of initial utilization of the Bridge Facility and the occurrence of certain defined events, the net proceeds to the Offeror or any subsidiary of the Offeror from (a) the sale or other disposition of any property or assets of the Offeror or its subsidiaries (other than dispositions of inventory in the ordinary course of business and certain proceeds reinvested in long-term assets), (b) insurance paid on account of any loss of any property or assets of the Offeror or its subsidiaries (other than certain proceeds reinvested in long-term assets), (c) the issuance of equity securities of the Offeror or its subsidiaries (other than issuances pursuant to employee stock plans) and (d) the incurrence of debt securities or bank borrowings by the Offeror or its subsidiaries, must be used to repay outstanding amounts under the Bridge Facility, including accrued interest to the date of prepayment. On and after the earlier of the first anniversary of the initial utilization of the Bridge Facility and the occurrence of certain defined events, the net proceeds to Equinox or any subsidiary of Equinox from the sale or other disposition of property or assets of Equinox or its subsidiaries (other than dispositions of inventory in the ordinary course of business and certain proceeds reinvested in long-term assets), must be used to repay outstanding amounts under the Bridge Facility, including accrued interest to the date of prepayment. Upon the occurrence of a change of control of the Offeror, the Offeror will be required to prepay in full all amounts outstanding under the Bridge Facility at par plus accrued interest to the date of prepayment, plus with respect to any amounts under the Bridge Facility so prepaid on or after the earlier of the first anniversary of initial utilization of the Bridge Facility and the occurrence of certain defined events, a 1.0% prepayment premium. The Commitment Letter is available on Equinox’s profile on SEDAR at www.sedar.com.”

7.	Time for Acceptance

The Offer is now open for acceptance until 6:00 p.m. (Toronto time) on April 29, 2011, unless further extended or withdrawn.

8.	Manner of Acceptance

Common Shares which have not already been deposited pursuant to the Offer may be deposited under the Offer in accordance with the provisions of Section 3 of the Offer to Purchase, “Manner of Acceptance”.

9.	Take-Up and Payment for Deposited Common Shares

If all of the conditions of the Offer described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn not later than ten days after the Expiry Time. Any Common Shares taken up will be paid for as soon as possible, and in any event not later than the earlier of (i) three business days after they are taken up and (ii) ten days after the Expiry Time. Any Common Shares deposited under the Offer after the date upon which Common Shares are first taken up under the Offer will be taken up and paid for not later than ten days after such deposit. See Section 6 of the Offer to Purchase, “Take-Up of and Payment for Deposited Common Shares”.

10.	Withdrawal of Deposited Common Shares

Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Common Shares have been taken up by the Offeror under the Offer and in the other circumstances described in Section 7 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”. Except as so indicated or as otherwise required by applicable Laws, deposits of Common Shares are irrevocable.

11.	Consequential Amendments to the Offer to Purchase and Circular

The Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery and the Prior Notice are amended to the extent necessary to reflect the information contained in this Notice of Extension and Change in Information.

12.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

13.	Directors’ Approval

The contents of this Notice of Extension and Change in Information have been approved, and the sending of this Notice of Extension and Change in Information to the Shareholders and holders of Options or SARs has been authorized, by the board of directors of the Offeror.

CERTIFICATE OF EQUINOX MINERALS LIMITED

The foregoing, together with the Offer to Purchase and Circular dated March 7, 2011 and the Prior Notice dated March 15, 2011, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: April 7, 2011

(Signed) “Craig R. Williams”	(Signed) “Michael Klessens”
President & Chief Executive Officer	Vice President, Finance & Chief Financial Officer

On behalf of the board of directors

(Signed) “Brian Penny”	(Signed) “Peter Tomsett”
Director	Director

SCHEDULE A

Equinox Minerals Limited

Unaudited Pro forma Consolidated Financial Statements

Unaudited Pro forma Consolidated Balance Sheet

As at December 31, 2010

in $000’s (USD)	Equinox Minerals Limited	Lundin Mining Corporation	Pro forma adjustments	Section C Notes		Equinox consolidated Pro forma
ASSETS
Cash and cash equivalents	319,476	198,909	(2,468,899)	(a	)	519,933
			39,402	(a	)
			2,698,967	(b	)
			25,251	(c	)
			(27,125)	(h	)
			(100,000)	(i	)
			(41,512)	(f	)
			(124,536)	(g	)
Restricted cash	3,337	—	(3,069)	(c	)	268
Accounts receivable	166,342	233,820	—			400,162
Prepayments	13,640	5,038	—			18,678
Inventories	98,826	31,688	—			130,514

Total Current Assets	601,621	469,455	(1,521)			1,069,555

Restricted cash	22,287	61,559	(22,182)	(c	)	61,664
Property, plant and equipment	2,548,211	1,254,434	2,510,303	(d	)	6,312,948
Goodwill (EuroZinc and Rio Narcea)	—	232,813	(232,813)	(d	)	—
Goodwill (on Equinox’s proposed acquisition of Lundin)			807,704	(d	)	807,704
Exploration and evaluation assets	66,000		—			66,000
Investments in other entities	—	1,742,875	—			1,742,875
Deferred tax assets	—	39,841	—			39,841
Other financial assets	4,176	32,411	—			36,587

Total Non Current Assets	2,640,674	3,363,933	3,063,012			9,067,619

TOTAL ASSETS	3,242,295	3,833,388	3,061,491			10,137,174

LIABILITIES
Accounts payable and accrued liabilities	119,714	135,283	—			254,997
Income tax payable	—	43,743	(41,097)	(g	)	2,646
Current portion of long term debt	123,209	2,512	(113,981)	(b	)	3,109,740
			3,200,000	(b	)
			(102,000)	(b	)
Current portion of asset retirement obligations	—	5,985	—			5,985
Current portion of deferred revenue	—	6,087	—			6,087
Current portion of derivative instruments	41,966	—	—			41,966
Other current liabilities	256,236	—	(100,000)	(i	)	156,236

Total Current Liabilities	541,125	193,610	2,842,922			3,577,657

Long term debt	295,567	37,152	(285,052)	(b	)	47,667
Income tax liability	8,960	—				8,960
Deferred tax liability	401,048	229,177	807,704	(d	)	1,437,929
Asset retirement obligation	10,500	107,684	—			118,184
Long term compensation	6,648	—	—			6,648
Deferred revenue	—	67,957	—			67,957
Provisions	—	18,816	—			18,816
Other payables	3,222	10,881	—			14,103

Total Non Current Liabilities	725,945	471,667	522,652			1,720,264

TOTAL LIABILITIES	1,267,070	665,277	3,365,575			5,297,922

Net Assets	1,975,225	3,168,111	(304,083)			4,839,253

SHAREHOLDERS EQUITY
Share capital	1,642,127	3,485,814	(3,485,814)	(e	)	4,760,534
			2,976,702	(a	)
			39,402	(a	)
			102,303	(h	)
Retained /(deficit) earnings	194,385	(543,587)	543,587	(e	)	69,434
			(41,512)	(f	)
			(83,439)	(g	)
Contributed surplus	15,192	30,895	(30,895)	(e	)	15,192
Accumulated other comprehensive income/(loss) (net of tax)	3,535	194,989	(194,989)	(e	)	3,535
Transactions with owners reserve	(11,344)		1,902	(h	)	(9,442)
Non-controlling interest	131,330	—	(131,330)	(h	)	—

TOTAL SHAREHOLDERS EQUITY	1,975,225	3,168,111	(304,083)			4,839,253

Unaudited Pro forma Consolidated Statement of Operations

For the year ended December 31, 2010

in $000’s (USD)	Equinox Minerals Limited	Citadel Resources Group	Notes (i)		Equinox / Citadel pro forma	Lundin Mining Corporation	Pro forma adjustments	Section C Notes		Equinox consolidated pro forma
Sales	1,046,787	—			1,046,787	849,223	—			1,896,010
Smelter treatment charges	(104,361)	—			(104,361)	—	—			(104,361)

Net Sales Revenue	942,426	—			942,426	849,223	—			1,791,649

Direct and indirect mining costs	(308,292)	—			(308,292)	(368,020)	—			(676,312)
Amortisation and depletion	(75,742)	—	(ii	)	(75,742)	(123,390)	(115,903)	(j	)	(315,035)
Royalties	(29,434)	—			(29,434)	—	—			(29,434)

Cost of sales	(413,468)	—			(413,468)	(491,410)	(115,903)			(1,020,781)

Expenses
Derivative (loss)/gain	(27,264)	—			(27,264)	10,223	—			(17,041)
Exploration	(6,010)	(6,742)			(12,752)	(23,624)	—			(36,376)
General and administration	(21,700)	(12,992)	(iii	)	(34,692)	(18,761)	—			(53,453)
Gain from equity investment in Tenke Fungurume	—	—	(iv	)	—	78,614	—			78,614
Gain on sale of investments and other assets	—	—			—	43,460	—			43,460
Financing costs	(37,592)	(722)			(38,314)	(8,763)	23,329	(k	)	(453,747)
					—		(328,000)	(k	)
							(102,000)	(b	)
Write-back of impairment of non-current assets	—	58,684			58,684	—	(58,684)	(m	)	—
Take-over transaction costs	(10,180)	(199)	(v	)	(10,379)	—	(41,512)	(f	)	(176,427)
							(124,536)	(g	)
Long term compensation expense	(4,675)	(1,059)			(5,734)	(2,333)	—			(8,067)
Other income/(expense)	(15,044)	(21,180)			(36,224)	(6,357)	—			(42,581)

Total Expenses	(122,465)	15,790			(106,675)	72,459	(631,403)			(665,619)

Income/(loss) before income tax and non-controlling interests	406,493	15,790			422,283	430,272	(747,306)			105,249
Income tax benefit/(expense)	(137,388)	(11,706)			(149,094)	(113,148)	225,283	(l	)	(36,959)

Net income/(loss) after tax	269,105	4,084			273,189	317,124	(522,023)			68,290

Notes:

i.	The results for Citadel exclude net costs of U.S.$6.14 million that were incurred post acquisition and as such are incorporated in the consolidated results of Equinox (refer to Section D for a reconciliation of Citadel’s actual results with those disclosed in the above table).
ii.	No Pro forma adjustment to earnings has been made to amortisation and depletion expense in respect to the fair value adjustment arising on the acquisition of Citadel as Citadel’s assets are not yet productive.
iii.	The take-over transaction costs of U.S.$6.03 million incurred by Citadel and incorporated into Equinox’s Statement of Operations for the year ended December 31, 2010 have not been adjusted in the Pro Forma Consolidated Statements of Operations.
iv.	The income expected from the Tenke Fungurume investment may be impacted (net of tax) by the assessment of the fair value of the investment at the acquisition date. The purchase price allocation associated with the acquisition of Lundin assumes that the book value of the investment fairly reflects the fair market value as at December 31, 2010. Refer to note (d) in Section C for the discussion of the pro forma treatment of the fair value uplift of the remaining assets and liabilities acquired.
v.	Equinox incurred transaction costs relating to the acquisition of Citadel of U.S.$10.4 million. This cost has not been adjusted in the Pro forma Consolidated Statement of Operations.

A. Basis of presentation

The Unaudited Pro forma Consolidated Financial Statements have been prepared in connection with the proposed acquisition of Lundin Mining Corporation (“Lundin”) by Equinox Minerals Limited (“Equinox”). The Unaudited Pro forma Consolidated Financial Statements have been prepared for illustrative purposes only and give effect to the acquisition by Equinox pursuant to the assumptions described in Section C to these Unaudited Pro forma Consolidated Financial Statements. The Unaudited Pro forma Consolidated Balance Sheet as at December 31, 2010 gives effect to the transactions by Equinox as if they had occurred as of December 31, 2010. The Unaudited Pro forma Consolidated Statement of Operations for the year ended December 31, 2010 gives effect to the acquisition of Lundin by Equinox as if it was completed on January 1, 2010.

The Unaudited Pro forma Consolidated Financial Statements also include the acquisition of Citadel Resources Group Limited (“Citadel”) by Equinox which was acquired in December 2010. The Unaudited Pro forma Balance Sheet as at December 31, 2010 includes the acquisition of Citadel which Equinox has treated as a business combination. The Unaudited Pro forma Consolidated Statement of Operations for the year ended December 31, 2010 gives effect to the acquisition of Citadel by Equinox as if it was completed on January 1, 2010.

The Unaudited Pro forma Consolidated Financial Statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the transactions had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The Unaudited Pro forma Consolidated Financial Statements do not reflect any special items such as integration costs or operating synergies that may be incurred or achieved as a result of the acquisition.

The pro forma adjustments and allocations of the purchase price for the proposed acquisition of Lundin are based on preliminary estimates of the fair value of net assets acquired. The final purchase price allocation will be completed after asset and liability valuations are finalised and may be materially different.

The Unaudited Pro forma Consolidated Balance Sheet and the Unaudited Pro forma Consolidated Statement of Operations (excluding Citadel) have been prepared in accordance with the recognition and measurement principles of Canadian generally accepted accounting principles (“Canadian GAAP”). The Canadian Accounting Standards Board has transitioned to the International Financial Reporting Standards (“IFRS”) effective January 1, 2011.

In preparing the Unaudited Pro forma Consolidated Balance Sheet and the Unaudited Pro forma Consolidated Statements of operations in accordance with the recognition and measurement principles of Canadian GAAP and Equinox’s accounting policies, the following historical information was used:

a)	the audited Consolidated Financial Statements of Equinox as of and for the year ended December 31, 2010 prepared in accordance with Canadian GAAP;

b)	the audited Consolidated Financial Statements of Lundin for the year ended December 31, 2010 prepared in accordance with Canadian GAAP;

c)	Citadel changed its annual reporting year end date from June 30 to December 31 during 2010. In order to derive the historical results of Citadel for the year ended December 31, 2010 the following information was used:

i.	the Unaudited interim Financial Statements of Citadel for the six-month period ended December 31, 2009 prepared in accordance with Australian Accounting Standards;

ii.	the audited Financial Statements of Citadel for the year ended June 30, 2010 prepared in accordance with Australian Accounting Standards; and

iii.	the audited Financial Statements of Citadel for the six-month period ended December 31, 2010 prepared in accordance with Australian Accounting Standards.

Apart from the write back of impairment on the Jabal Sayid asset in the Unaudited Pro forma Statement of Operations of Citadel (which occurred during the financial year ended December 31, 2010), Equinox believes that any differences in Citadel’s financial information arising from the application of Canadian GAAP to its historical information (prepared in accordance with Australian Accounting Standards, which also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board) are not material. This write back has been adjusted to conform accounting treatment (refer to note (m) in Section C).

No material differences between the accounting policies of Equinox and Lundin have been identified. No adjustments have therefore been made in the Unaudited Pro forma Consolidated Financial Statements in this respect. Certain reclassification adjustments have been made to the Unaudited Pro forma Consolidated Financial Statements to align the Financial Statement presentation between Equinox and Lundin.

Canada has adopted IFRS effective January 1, 2011. The impact of transitioning to IFRS is not expected to have a material impact on the Financial Statements of Equinox. The impact of transitioning to IFRS on the Financial Statements of Lundin is unknown.

The Unaudited Pro forma Consolidated Balance Sheet and the Unaudited Pro forma Consolidated Statement of Operations should be read in conjunction with the historical Financial Statements including the notes thereto, as listed above.

B. Acquisition of Lundin

On February 28, 2011, Equinox announced a proposal to acquire all the outstanding common shares of Lundin (the “Offer”). Under the Offer, the shareholders of Lundin have the option to receive consideration per Lundin share of either C$8.10 (U.S.$8.41) in cash or 1.2903 Equinox shares plus C$0.01 for each Lundin share, subject to a pro-rata cash consideration of approximately C$2,379 million (U.S.$2,469 million) and a maximum number of Equinox shares issued of approximately 379 million.

For the purpose of determining the preliminary purchase price allocation the following assumptions have been made:

i.	a cash consideration of C$2,379 million (U.S.$2,469 million) will be paid to Lundin shareholders; and

ii.	379,402,241 Equinox shares valued at C$2,868 million (U.S.$2,977 million) will be issued to Lundin shareholders. The number of Equinox shares to be issued is based on the number of outstanding Lundin shares as at February 23, 2011 and the assumed conversion of outstanding Lundin options.

Based on an Equinox share price as at April 5, 2011 of C$7.56 (U.S.$7.85), being the last practical date prior to lodgement, the assumed purchase price equates to a total consideration of U.S.$2,977 million in Equinox shares (379,402,241 shares) plus U.S.$2,469 million in cash. The purchase consideration for the proposed acquisition of Lundin will be measured as the fair value of the Equinox shares issued at the date of exchange. Consequently the value of the purchase consideration for accounting purposes will differ from the amount assumed in the Unaudited Pro forma Consolidated Balance Sheet due to future changes in the market price of Equinox shares.

The difference between the fair value of the purchase consideration transferred by Equinox (as discussed in the prior paragraph) and the book value of the net assets of Lundin has been treated as an increase in property, plant, and equipment.

The acquisition of Lundin, if completed, will be accounted for as a business combination with Equinox as the acquirer of Lundin. The Unaudited Pro forma Consolidated Financial Statements assume all incentive stock options of Lundin that existed prior to the acquisition will be exercised and will have accelerated vesting, upon the transfer of ownership interests.

The purchase price allocation is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the net assets acquired. The fair value of the net assets of Lundin to be acquired pursuant to the Offer will ultimately be determined after the closing of the transaction whereby Equinox will complete a full and detailed valuation of the Lundin assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

The preliminary purchase price allocation is subject to change and is summarised as follows:

Acquisition of Lundin	US$ 000’s
Issuance of Equinox common shares	2,976,702
Cash consideration	2,468,899

Purchase price	5,445,601

The purchase price was allocated as follows:
Net working capital (includes cash of US$198.91 million)	314,213
Inventories	31,688
Investments	1,775,286
Goodwill	807,704
Net deferred tax liabilities	(997,040)
Interest bearing debt	(39,664)
Asset retirement obligation	(113,669)
Other Liabilities	(97,654)
Property, plant and equipment	3,764,737

Total purchase price allocated	5,445,601

Note:

The above pro forma adjustments have been based on publicly available information of Lundin with no access to Lundin company data.

In the pro forma calculations a C$/U.S.$ exchange rate of 1.0378 as at April 5, 2011 has been used.

The allocation of the purchase price above is based upon Equinox’s share price and the C$/U.S.$ exchange rate as at April 5, 2011, which is the last practical date prior to lodgement and subsequent to the announcement by Minmetals Resources Limited (“Minmetals”) on April 3, 2011 of its intention to make an offer to acquire Equinox.

These pro formas assume that Equinox is successful in its proposed acquisition of Lundin. One of the conditions of the proposed offer by Minmetals is that the Lundin acquisition does not proceed.

Equinox’s share price has increased since the announcement by Minmetals. Equinox’s share price on March 31, 2011 was C$5.74 (U.S.$5.91). If this share price was used in the allocation of the purchase price instead of the share price as at April 5, 2011:

i.	The purchase price of Lundin would reduce from U.S.$5,446 million to U.S.$4,689 million;

ii.	The uplift in the fair value of property, plant and equipment would reduce from U.S.$2,510 million to U.S.$1,754 million;

iii.	The uplift in the amortisation and depletion charge reported in the Unaudited Pro forma Consolidated Statement of Operations for the year ended December 31, 2010 would reduce from U.S.$115.9 million to U.S.$81.0 million; and

iv.	The net income after tax reported in the Unaudited Pro forma Consolidated Statement of Operations for the year ended December 31, 2010 would increase from U.S.$68.3 million to U.S.$92.8 million.

C. Effect of transactions on the Pro forma Consolidated Financial Statements

Pro forma Consolidated Balance Sheet

Acquisition of Lundin

The Unaudited Pro forma Consolidated Financial Statements incorporate the following pro forma assumptions in relation to Equinox’s proposed acquisition of Lundin:

a)	The pro forma adjustment reflects:

i.	consideration of U.S.$2,469 million in cash and issue of 379,402,241 Equinox common shares valued at U.S.$2,977 million; and

ii.	receipt of cash of U.S.$39.40 million and issue of 5.8 million Lundin shares in relation to the exercise of options based on a strike price of C$6.55 (U.S.$6.80) per option.

b)	The pro forma adjustment reflects the bridging facility of U.S.$3,200 million required as part of the acquisition of Lundin less:

i.	repayment of Equinox’s existing long term debt of U.S.$399 million (excluding the existing lease liability of U.S.$19.7 million); and

ii.	transaction costs of U.S.$102 million.

Transaction costs of U.S.$102 million associated with the establishment and draw down of the bridging loan have been expensed in the Unaudited Pro forma Consolidated Statement of Operations on the basis of an assumption that the bridging loan will be refinanced at the conclusion of the twelve-month period included within the Unaudited Pro forma Consolidated Financial Statements. For the purposes of the Unaudited Pro forma Consolidated Statement of Operations, the transaction costs have been tax effected (refer to note (l)).

c)	Restricted cash of U.S.$25.25 million, currently held in a reserve account under the terms of a mining fleet finance agreement, has been re-classified as available cash as a consequence of the assumed repayment of the fleet finance agreement—refer to Note (b) above.

d)	The preliminary assessment of the acquisition of Lundin gives rise to an increase in the fair value of property, plant and equipment of U.S.$2,510 million as set out in the table below. As described in Section B, the assessment is subject to change once the fair value of net assets acquired has been determined. The impact on net income of this adjustment is discussed under the Unaudited Pro forma Consolidated Statement of Operations set out earlier in Schedule A.

Lundin recognised goodwill of U.S.$233 million which resulted from the acquisition of EuroZinc Mining Corporation in 2006 and Rio Narcea Gold Mines Ltd in 2007. Under Canadian GAAP and IFRS, previously recognised goodwill is not regarded as an identifiable asset by a subsequent acquirer applying business combination accounting. For the purposes of the preliminary purchase price accounting this amount has therefore been included within property, plant and equipment.

In relation to the acquisition of Lundin based on the preliminary management estimate, goodwill of U.S.$808 million arises on the recognition of the deferred tax liability associated with the fair value uplift in property, plant and equipment.

Preliminary increase in the fair value of Lundin assets acquired	US$ 000’s
Property, plant and equipment	3,764,737
Less: Book value of property, plant and equipment	1,254,434

Adjustment to property, plant and equipment	2,510,303

e)	These pro forma adjustments eliminate the historical equity accounts of Lundin.

f)	The pro forma adjustment provides for the expensing of Equinox’s costs of the transaction totalling approximately C$40.0 million (U.S.$41.5 million). These costs have been assumed to be non-deductible for the purposes of calculating the pro forma income tax expense (refer to note (l)).

g)	The pro forma adjustment reflects a break fee of C$120 million (U.S.$124.5 million) which may be payable by Lundin to Inmet Mining Corporation (“Inmet”) now that Inmet has withdrawn its offer for Lundin. Other transaction costs which Lundin may have incurred have not been reflected in the pro forma adjustments. The break fee has been tax effected (refer to note (l)).

Acquisition of Citadel

The Unaudited Pro forma Consolidated Financial Statements incorporate the following pro forma adjustments in relation to Equinox’s proposed acquisition of Citadel:

h)	As at December 31, 2010 Equinox had acquired 89.5% of the issued capital of Citadel. The shareholders’ equity section of the Balance Sheet of Equinox as at December 31, 2010 included a non-controlling interest in the equity capital of Citadel of U.S.$131.33 million. An adjustment has been made to reflect the fact that Equinox has, in the period post December 31, 2010, acquired the 10.5% of the issued capital of Citadel which it did not already own as at December 31, 2010.

i)	On September 8, 2010, Citadel announced that agreement had been reached with joint venture partners Abdul Hadi Al Qahtani and Partners for Maritime Oilfield Service Limited (“AQM”) and Dr Said Al-Qahtani for Citadel to acquire the remaining 30% shareholding of Bariq Mining Limited for U.S.$112.5 million. This transaction was approved by shareholders on November 3, 2010 and a U.S.$12.5 million deposit paid in cash. Citadel has until June 30, 2011 to deposit into an escrow account the U.S.$100 million cash consideration necessary to complete this transaction. The Pro forma adjustment reflects the payment of U.S.$100 million for the remaining 30% interest in Bariq Mining Limited.

Unaudited Pro forma Consolidated Statement of Operations

Acquisition of Lundin

j)	As a result of the fair value adjustments (based upon the preliminary assessment of the fair value of the net assets to be acquired) arising on the acquisition of Lundin, Equinox will have additional amortisation and depletion charges relating to the Lundin mining assets acquired.

k)	The interest expense shown in the Unaudited Pro forma Consolidated Statement of Operations is calculated using the interest rates applicable to the bridging loan for the initial twelve month period, less the amount assumed to be saved on the repayment of Equinox’s debt facilities at January 1, 2010. No adjustment has been made to the Pro forma interest expense as a result of cash held or generated during the year.

l)	Income tax expense has been adjusted to reflect the related tax impact of the other adjustments to the Unaudited Pro forma Consolidated Statement of Operations.

Acquisition of Citadel

m)	The reversal of the impairment of Jabal Sayid has been adjusted because such a reversal is not permitted under Canadian GAAP.

D. Reconciliation of reporting period

The Unaudited Pro forma Consolidated Statement of Operations for the twelve-month period ended December 31, 2010 gives effect to the acquisition of Citadel by Equinox as if it was completed on January 1, 2010. Citadel previously had a financial reporting year end of June 30 but now reports as at December 31. Citadel therefore does not have a comparable twelve-month period to Equinox and Lundin. As such a pro forma reconciliation has been performed to reconcile Citadel’s Profit for the year ended December 31, 2010.

Citadel Income Statement

For the twelve months ended December, 31, 2010

	A$	A$	Total - A$	Total - US$	US$	US$	US$	US$
	Twelve months June 30, 2010	Less			Add	Twelve months December 31, 2010	Adjustment	Adjusted
$ in 000s		Six months December 31, 2009	Six months June 30, 2010	Six months June 30, 2010	Six months December 31, 2010		Revenue/ Expense December 31, 2010	Twelve months December 31, 2010
Exploration	(4,973)	(1,635)	(3,338)	(2,982)	(3,760)	(6,742)	—	(6,742)
General Administration	(8,679)	(4,760)	(3,918)	(3,501)	(9,508)	(13,009)	18	(12,992)
Financing costs	(1,101)	(323)	(778)	(695)	(1,223)	(1,918)	1,197	(722)
Incentive stock options	(972)	(230)	(743)	(663)	(395)	(1,059)	—	(1,059)
Write-back of impairment of non-current assets	—	—	—	—	58,684	58,684	—	58,684
Take-over transaction costs	—	—	—	—	(6,228)	(6,228)	6,029	(199)
Other income / (expense)	(611)	(175)	(436)	(389)	(19,687)	(20,076)	(1,104)	(21,180)

Income/(loss) before income tax expenses	(16,335)	(7,123)	(9,213)	(8,232)	17,882	9,651	6,139	15,790
Income tax benefit	(2,531)	(2,565)	34	31	(11,737)	(11,706)	—	(11,706)

Income/(loss) after tax from continuing operations	(18,866)	(9,688)	(9,178)	(8,201)	6,146	(2,055)	6,139	4,084

Note: The adjustments in the above table include items of revenue and expense included in Equinox’s net income shown in the Unaudited Pro forma Consolidated Statement of Operations for the year ended December 31, 2010. Citadel changed its functional currency to U.S.$ from July 2010.

In preparing Citadel’s income statement to align with Equinox and Lundin’s December 31, Statement of Operations the average exchange rate for the period January 1, 2010 to June 30, 2010 being 0.8935 (based on the Reserve Bank of Australia’s published historical rates) has been used to convert Citadel’s A$ equivalent to U.S.$.

E. Equinox shares outstanding and earnings per share

The average number of shares used in the computation of Pro forma basic and diluted earnings per share has been determined as follows:

	Basic December 31, 2010	Diluted December 31, 2010
Weighted average number of Equinox shares (000’s) issued and outstanding	710,209	721,714
Equinox’s shares issued to acquire Citadel	169,234	169,234
Equinox’s shares to be issued to acquire Lundin	379,402	379,402

Pro forma basic weighted average shares of Equinox	1,258,845	1,270,350
Pro forma adjusted income/(loss)	68,290	68,290

Pro forma adjusted income/(loss) per share	0.05	0.05

Note: The calculation of Equinox shares outstanding and earnings per share does not include one-off transaction costs and the effect of the fair value uplift impacts as described in Section C.

The Dealer Manager for the Offer is:

TD SECURITIES INC.

Telephone: (416) 308-2670

The Depositary and Information Agent for the Offer is:

By Mail	By Registered Mail, by Hand or by Courier

Kingsdale Shareholder Services Inc. The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 156 Toronto, Ontario M5X 1E2	Kingsdale Shareholder Services Inc. The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 156 Toronto, Ontario M5X 1E2

North American Toll Free Phone: 1-888-518-1558

E-mail: contactus@kingsdaleshareholder.com

Facsimile: (416) 867-2271 or 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: +1 (416) 867-2272

Questions and requests for assistance may be directed to the Depositary and Information Agent or the Dealer Manager at their respective telephone numbers and locations set out above.